Exhibit 22
Subsidiary Issuer of Guaranteed Securities
As of March 21, 2026, PepsiCo, Inc. fully and unconditionally guaranteed on a senior unsecured basis the following unsecured registered notes issued by PepsiCo Singapore Financing I Pte. Ltd., PepsiCo Inc.’s wholly-owned consolidated finance subsidiary incorporated as a private company limited by shares in the Republic of Singapore:
1.Floating Rate Notes due 2027
2. 4.650% Senior Notes due 2027
3. 4.550% Senior Notes due 2029
4. 4.700% Senior Notes due 2034